Exhibit 5. 1

October 2, 2018

Board of Directors

Tiburon International Trading Corp. Xinkaicun, group 5, Weizigouzhen, Jiutai Changchun, Jilin province, China 130519

Re: Registration Statement on Form S-1 for Tiburon International Trading Corp. a Nevada corporation (the "Company")

Dear Ladies and Gentlemen:

This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration of 6,000,000 shares for public sale of the Company's common stock, $.001 par value and 100,000 shares of common stock to be sold by the existing selling shareholders.

In connection therewith, I have examined and relied upon original, certified, conformed, Photostat or other copies of the following documents:

i. The Certificate of Incorporation of the Company;

ii. The Registration Statement and the Exhibits thereto; and

iii. Such other documents and matters of law, as I have deemed necessary for the expression of the opinion herein contained.

In all such examinations, I have assumed the genuineness of all signatures on original documents, and the conformity to the originals or certified documents of all copies submitted to me as conformed, Photostat or other copies. In passing upon certain corporate records and documents of the Company, I have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and I express no opinion thereon. As to the various questions of fact material to this opinion, I have relied, to the extent I deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to me by the Company, without verification except where such verification was readily ascertainable.

8275 S. Eastern Ave. Suite 200

Las Vegas, NV 89123

Email: ead@eadlawgroup.com

702-724-2636

Board of Directors

Tiburon

October 2, 2018

Based on the foregoing, I am of the opinion that the 6,000,000 shares from the issuer and 100,000 to be offered by the selling shareholder dates will when sold be legally issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of Nevada and federal law as in effect on the date of the effectiveness of this registration statement.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Interests of Named Experts and Counsel" in the prospectus comprising part of the Registration Statement.

Sincerely,

EAD LAW GROUP, LLC

EAD:kah

Elaine Dowling, Esq.